UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2008
QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) On April 8, 2008, QLogic Corporation (“QLogic” or the “Company”) announced that Simon Biddiscombe, 40, has been named Senior Vice President and Chief Financial Officer of QLogic Corporation. Mr. Biddiscombe will report to H.K. Desai, Chairman and Chief Executive Officer of QLogic. The Board of Directors approved Mr. Biddiscombe’s appointment on April 4, 2008, and his appointment will be effective on his first day of employment at QLogic, which is expected to be in late April 2008.
     Mr. Biddiscombe served as Senior Vice President, Chief Financial Officer and Treasurer of Mindspeed Technologies, Inc. (“Mindspeed”) from June 2003 until April 2008. He served as Secretary of Mindspeed from April 2004 until April 2008. Mr. Biddiscombe previously served as the Vice President, Finance, and Controller of the internet infrastructure business of Conexant from December 2000 to June 2003. He was the Senior Vice President and Chief Financial Officer from May 1999 to December 2000 and the Chief Operating Officer from May 2000 to December 2000 of Wyle Electronics, a distributor of semiconductor products.
     Mr. Biddiscombe will receive a base salary of $340,000 per year and a target cash incentive equal to 55% of his base salary. In addition, he will be recommended for a grant of 100,000 stock options (the “Option”) and 13,000 restricted stock units (“RSUs”). The Option will vest over four years from the date that Mr. Biddiscombe begins employment with the Company (the “Start Date”), with 25% vesting on the one year anniversary of the Start Date and the balance vesting ratably on a quarterly basis over the remaining three years. The RSUs vest on an annual basis from the date of award over four years. Both the Option and the RSUs are subject to possible acceleration in the event of termination, as described below. Mr. Biddiscombe will receive a sign—on bonus of $30,000 that must be repaid to the Company in the event that during his first year of employment he terminates his employment or if he is terminated by the Company for “cause.”
     The Company will also enter into a change in control severance agreement with Mr. Biddiscombe that will provide severance benefits should Mr. Biddiscombe’s employment terminate in certain circumstances in connection with a change in control of the Company.
     Under the change in control agreement, in the event that the Company terminates Mr. Biddiscombe’s employment without cause or in the event that Mr. Biddiscombe terminates his employment for good reason, in either case within 6 months before or 24 months after a change in control of the Company, Mr. Biddiscombe would be entitled to receive a cash lump sum payment equal to (i) the sum of Mr. Biddiscombe’s annual base salary and the greater of Mr. Biddiscombe’s maximum annual cash bonus for the year in which the termination occurs or the highest annual bonus paid to Mr. Biddiscombe for any one of the three preceding fiscal years, multiplied by (ii) 1.5. For these purposes, the terms “cause,” “good reason” and “change in control” will each be defined in the change in control agreement. In addition, the Company will pay or reimburse Mr. Biddiscombe for the cost of the premiums charged to continue his and his dependents medical coverage pursuant to COBRA for a period of up to two years following the termination. Should Mr. Biddiscombe’s benefits be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional “gross up” payment to Mr. Biddiscombe so that the net amount of such payment (after taxes) received by Mr. Biddiscombe is sufficient to pay the excise tax due. Mr. Biddiscombe’s right to benefits under the change in control agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment.
     Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
           99.1 Press Release of QLogic Corporation, dated April 8, 2008, announcing the appointment of Simon Biddiscombe as Senior Vice President and Chief Financial Officer
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION
April 8, 2008	/s/ Michael L. Hawkins
Michael L. Hawkins
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of QLogic Corporation, dated April 8, 2008, announcing the appointment of Simon Biddiscombe as Senior Vice President and Chief Financial Officer